CREATOR CAPITAL LIMITED

MANAGEMENT DISCUSSION AND ANALYSIS

For the Six Months Quarter ended June 30, 2010

DATED: AS AT JULY 15, 2010

The following discussion and analysis, prepared as of July 15, 2010, should be read together with the Unaudited Consolidated Financial Statements for the six Month year-to-date Quarter ended June 30, 2010 and the with the audited financial statements and related notes and Management Discussion and Analysis for the year ended December 31, 2009, with the related notes, which are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).  The business operations of Creator Capital Limited are conducted in United States Dollars and therefore, all amounts herein are stated in United States Dollars unless otherwise indicated.

Beginning with the Nine Month Year-to-date Quarter ended September 30. 2008, the Company’s financial documents are available on SEDAR at www.sedar.com.  All the Company’s United States of America Filings with the Securities and Exchange Commission are available on EDGAR.  Additionally, all these documents are available on the Company’s website at www.creatorcapital.com.

FORWARD LOOKING STATEMENTS

In the following discussion and description of the Company’s experiences during the past financial period, there are certain forward-looking statements.  They include, but no limited to, information pertaining to the Company’s financial and operating activities, plans and objectives of the and assumptions regarding the Company’s future performance.  Forward looking statements may include the words such as “anticipates”, “believes”, “continues”, “estimates”, “expects”, “indicates”, “intends”, “may”, “may impact”, “may increase”, “plans”, “suggests”, “should” and like expressions, or such future or conditional verbs as “will”, “should”, and “could”.  Such forward looking statements are based upon current expectations and various factors and assumptions.  As such, these forward looking statements are subject to risks and uncertainties.

Forward looking statements, by their nature, involve numerous assumptions.  Many factors that are beyond the Company’s and Management’s control may cause actual results to differ materially from any expectations expressed in such forward looking statements,  Such factors include, but are not limited to, the general and economic conditions in the various countries that the Company has clients and worldwide changes in economic and political conditions and legal developments as they may impact upon skincare and transportation legislation, the level of competition in the skincare and beauty industries, the occurrence of weather-related and other natural catastrophes, changes in the accounting standards and policies, both domestically in Canada and also worldwide, technological developments, unexpected changes in consumer spending and behavior, and Management’s ability to anticipate and manage the risks associated with these factors.  Please note the preceding list is only a summary and is not exhaustive of all possible influencing factors.  These and other factors must be considered carefully.  Any, all, or a combination, of such factors could cause the Company’s actual results to materially differ from the expectations opinioned in any and all forward looking statements.

Where the future may be contemplated, expectations assume a prolonged economic uncertainty that includes the declining global economy, as well as the declining economies of those countries in which the Company has clients, influenced by a declining cost of money, lower energy and commodity prices.

The Company does not provide any assurance that any of the forward looking statements will materialize.

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COMPANY

Creator Capital Limited ("CCL" or the "Company"), formerly known as Interactive Entertainment Limited ("IEL"), was incorporated pursuant to the laws of the Province of British Columbia on January 28, 1981 under the name Tu-Tahl Petro, Inc.  On May 10, 1990, the Company changed its name to Creator Capital Inc.  The Company was reincorporated through the continuance of its corporate existence from the Province of British Columbia to the Yukon Territory on July 15, 1992.  On January 23, 1995, the Company changed its name to Sky Games International Ltd. (“SGI”). Effective February 22, 1995, the Company continued its corporate existence from the Yukon Territory to Bermuda as an exempted company under the Companies’ Act 1981 (Bermuda) (the “Bermuda Act”).  In June 1997, the Company changed its name to Interactive Entertainment Limited following consummation of a series of amalgamations.  Pursuant to a Special Resolution passed by shareholders at the September 19, 2000 Annual General Meeting, the Company changed its name to Creator Capital Limited.   The Company is publicly quoted on the NASD Over the Counter Bulletin Board in the United States of America

BUSINESS OF THE COMPANY

CCL's business is focused on providing inflight gaming software systems and services by developing, implementing and operating a computer-based interactive video entertainment system of gaming and other entertainment activities on, but not limited to, the aircraft of international commercial air carriers.  The Company offers two suites of entertainment: Sky Play® - a catalogue of popular interactive amusement games, and Sky Games® an inflight Gaming system consisting of the more popular casino games.  CCL also provides customization services on all CCL software and assist clients in creating an alternative “non-ticket” based revenue stream.

Through to June 30, 2010, CCL’s activities continue to focus on 1) Continuing the redesign and development of the Sky Games® Inflight Gaming Software System.  2) Continuing the management and support of the Sky Play® Interactive Amusement Games business.  3) Seeking new and updated games for inclusion in the Sky Play® Interactive Amusement Games Catalogue.  Sky Play®, is currently used by Sri Lankan Airways and Japan Airlines.

The Product

1.

Sky Play®

Sky Play® PC Interactive Games offers airlines the choice of up to 19 amusement games.  Unlike Nintendo-style games, which are designed to keep the player challenged and interested over long periods of time, and which generally require player skill developed over a period of time, CCL has selected and developed the Sky Play® amusement games which have very simple rules, are already well known or easy to learn, and are very simple to play.  Games are licensed to airlines for a monthly license fee on a per game, per aircraft basis.

The U.S. Patent and Trademark Office granted CCL the following federal registrations;

November 5, 2002

“Sky Play®” Logo and name

July 8, 2003

“Sky Play® International”  “We Make Time Fly” and Design

2.

Sky Games®

The U.S. Patent and Trademark Office granted CCL the following federal registrations:

April 14, 1998

“Sky Games®” logo and the slogan "We Make Time Fly"

August 26, 2003

“Sky Games® International” “We Make Time Fly” and Design

February 21, 2006

“Casino Class”

July 4, 2006

“Casino Class” “We Make Time Fly” and Design

February 24, 2006

“Sky Casinos International”  “We Make time Fly” and Design

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The Industry

According to Boeing Company's Current Market Outlook (“CMO”) issued in 2009, annualized world GDP is forecast to grow at an average of 3.1% per year over the next 20 years beginning in 2008, a decrease of 0.1%.  The report noted that, the total market potential for new commercial airplanes is 29,000.  Over the long term, CCL believes these forecasts represent a substantial market for In-flight Entertainment (“IFE”) systems and in-flight content over the long-term.  CCL’s financial performance is dependent on the environment in which its business operates.  During the second half of 2008, global economic growth slowed as the US entered a recession.  CCL anticipates that the recession will slow market growth over the next couple of years, possibly having a negative impact on the Company’s operations.

Boeing has observed the resilience that global airline markets have shown over time is reflected in average annual passenger traffic growth of 4.9 percent and air cargo growth of 5.4 percent over the past 20 years. This growth was founded on world economic growth of 3.1 percent and further stimulated by liberalization of market regulations in many countries. Looking ahead over the next 20 years, the world economy is set to grow at 3.1 percent.

Looking ahead, the Asia-Pacific, Latin America and Africa regions’ traffic are growing at the fastest rates of 6.9%, 6.4% and 6.4% respectively.  Boeing’s CMO 2009 predicts that the Asia-Pacific (including within China) will become the largest internal market over the next 20 years, overtaking the market within North America.  Markets in Asia-Pacific have powerful combinations of large economies, rapid economic growth, and liberalizing markets.  These figures are a positive factor in CCL’s continuing strategy for initially targeting airlines in the Asia Pacific region.

The introduction and acceptance of portable (non-embedded or installed) IFE units is growing steadily.  The positive impact of these portable IFE units/systems is the trend towards lighter, less expensive IFE architecture, with the focus of such architecture being the individual seating area of each passenger.  Boeing has found that there is a shifting balance toward smaller twin-aisle airplanes in the future is driven by passengers who prefer to travel directly between their points of origin and destination.

Regional traffic trends are an important factor in CCL’s marketing strategies.  According to the Boeing CMO 2009 – annual passenger traffic will grow by 6.9 % in the Asia Pacific region; 6.2% in the Transpacific Region; 2.5% within North America; 3.4% within Europe; 6.4% within Latin America; 6.4% in Africa.  IMDC also states that key growth markets will be China and India.  However, the longer haul, twin aisle market will remain the focus for CCL’s Sky Games.

An observation by Sally Gethin in her March 2007 article in Aircraft Interiors International “All bets are off?” confirms CCL’s research and conclusions regarding the potential of Gaming on International airlines:  She states that gaming is a numbers game:  “Gambling over existing airline IFE systems could provide phenomenal returns for airlines – higher even than existing games offered on board according to research conducted by IMDC, which provides forecasting and surveys for airlines and IFE manufacturers.”

Gethin also quotes the 1995 Department of Transportation report to the US Congress, which CCL has already utilized in its research and quoted in many of its forecasts.  The report states that potential earnings of US$1 million per aircraft per annum are indeed possible.  Any airline with an Atlantic and Pacific fleet numbering 267 aircraft (average size of US international and national airline fleets at the time) could therefore recoup a gross of US$267 million a year.

Gethin also mentions CCL in the article under its former name; “During the 1990s, a company called IEL offered low stakes in-flight gambling to the international airline business and worked with Singapore Airlines to install the necessary software. This was short-lived due to incompatibility issues with the software and the IFE hardware, which impacted upon reliability.”  Such incompatibilities no longer exist.  Technology has improved to the point of offering not only much more sophisticated, embedded hardware, but also the very viable option of portable units.  Such portability echoes of CCL’s initial concept of a portable gaming device, which could be issued on the aircraft in exactly the same manner as the portable IMS Pea in the Pod and the DigePlayers are issued today.

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Competition

There are currently four companies supplying the in-flight interactive PC games marketplace:  Creator Capital, DTI, Nintendo, and Western Outdoor Interactive.  Creator is a distant fourth in the industry.

IMDC reports that there are three main types of interactive software packages offered by games suppliers; games; gambling software, and educational software.  Not all suppliers supply in all three areas.  CCL currently offers games and gambling software.

Market and Marketing

In the very competitive airline market, airlines are seeking a distinctive, competitive edge to attract and retain paying customers.  Entertainment and service systems form a part of the airlines’ current business strategy.  CCL believes that the principal benefit of its product to the airlines, is the ability to enhance entertainment offerings to passengers.  IFE systems are capital intensive; however, providing passenger service and comfort, especially for first and business class travelers, is a major area of competition for airlines.  The target market for Sky Play® has been domestic and foreign airlines, which have committed to the purchase of, or already have installed IFE systems.

CCL's primary target market has been Asian and Pacific Rim airlines whose passengers, with certain exceptions, generally have a broad cultural acceptance of gaming.  The Company also believes that the Latin American markets also hold significant potential.

CCL believes that the principal benefits of its product to the airlines will be passenger satisfaction and airline participation in a potential alternate “non-ticket” revenue stream.  IFE systems are capital intensive; however, providing passenger service and comfort, especially for first and business class travelers, is a major area of competition for airlines. The Company believes that new methods of increasing revenues while providing a high level of service will be seriously considered by the airlines; however, there can be no assurance that in-flight gaming will be among the alternatives considered by airlines.  Although the system is designed for gaming using currency, the system could be adapted to "pay-for-play" mode in those circumstances where gaming utilizing currency is not legal and that a system utilizing frequent flyer credits and other rewards can be integrated as part of the gaming program.

CCL expects to derive its income from a split of gaming revenues with the airline.  The Company does not anticipate selling its gaming products in order to generate revenue.  Airlines will receive a percentage of net revenue generated by Sky Games® on their respective flights. Passenger payouts and certain direct operating costs will be deducted from revenue and the "win" will be split on a negotiated basis.  Airlines have utilized similar revenue-sharing arrangement with other product/service providers, such as in-flight communication companies (e.g. GTE Airfone).  CCL would provide certain training, banking, accounting and administrative functions.  The airline will provide the aircraft, the equipment, the passengers and in-flight personnel.

CCL is currently reviewing its future strategies in the airline market by researching and evaluating the process of developing several new games for the Sky Play® PC Interactive Games Catalogue, while updating some of the current games.  This will enable CCL to offer current client fresh material, while affording an opportunity to re-visit previous clients and potential new clients.    CCL is also currently re-evaluating and redesigning the Sky Games®®   In-flight Gaming System in order to ensure its smooth integration in to the newer, more sophisticated IFE hardware platforms being developed an introduced to the Airline Industry today.

Major Customers

The Company’s Sky Play® customers include Japan Air Lines and Sri Lankan Airways.

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The World Economy

As with all businesses selling products during these current unstable economic times, the short-term will be very challenging.  Economic forecasts are being constantly challenged with the slow and erratic effort of the Worldwide Economy to recover from the Recession.  Being involved in the airline industry, with its volatile economic fluctuations, the period of time it takes for the Global economy to climb out of the Worldwide Recession may be longer than the Company’s business can financially survive.  With all of Revenues generated in the Asian Region, the Company’s business is subject to that volatile region’s ability to recover.

DISCUSSION OF OPERATION AND FINANCIAL CONDITION

Second fiscal Three Month Quarter Period Ended June 30, 2010 with comparatives to the First fiscal Three Month Quarter Period Ended March 31, 2010

REVENUES

Revenue consists of fees generated from the licensing of the Sky Play® PC based amusement games to the Airline Industry. Airline clients install the games on their inflight entertainment systems (IFE) as part of the inflight entertainment offered to passengers.  Operations revenue for the Second three months Quarter period ended June 30, 2010 was $8,900 compared to $13,000 for the First fiscal Three Month Quarter Period Ended March 31, 2010.  One of the Company’s clients, Jalux, has reduced their number of older airplanes in their fleet.  This is a result of their financial restructuring under the Japanese bankruptcy regulations.

ADMINSTRATIVE COSTS

GENERAL AND ADMINISTRATION

	3 month Quarter ended June 30, 2009	3 month Quarter ended June 30, 2010	3 month Quarter ended March 31, 2010

Accounting & Audit	7,500	4,500	6,500
Administration	7,125	9,625	7,125
Bank Charges & Interest	168	654	1,197
Filing Fees & Dues	2,887	2,929	1,869
Investor Relations	469	487	121
Office	3,765	2,925	3,145

TOTAL GENERAL AND ADMINISTRATION	21,914	21,120	19,957

General and administrative expense has increased for three months Year-to-date Quarter period ended June 30, 2010 expense of $21,120 from the three months Quarter period ended March 31, 2009’s expense of $19,957.  The primary difference being the initial accrual in January, 2010, for the annual audit.

Consulting and services expenses remained the same at $10,500 for both Periods.

The Legal expense for the three months First Quarter period ended March 31, 20100 was $nil.  The three months second Quarter period ended June 30, 2010’s legal costs were $3,336 for corporate work.

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SALES AND MARKETING COSTS

The Marketing expense for the three months Second Quarter period ended June 30, 2010 was $167 compared to $164 for three months first Quarter period ended March 31, 2010.

RELATED PARTY TRANSACTIONS

For the Period the aggregate compensation paid or accrued by the Company and its subsidiaries to any and all directors and officers was $nil.

A company controlled by management of the Company provides consulting services to the Company.  During the six months year-to-date period ended June 30, 2010, the Company incurred $21,000 ($21,500 for same period in 2009) in consulting fees and $903 ($786 for the same period in 2009) in expense reimbursements. During the three months First Fiscal Quarter period ended March 31, 2010, the Company incurred $10,500 ($10,500 for same period in 2009) in consulting fees and $786 ($786 for same period in 2009) in expense reimbursements. Included in the Accounts Payable account is $109,481 representing outstanding fees and reimbursements.

A company controlled by management of the Company formerly provided consulting services and incurred expense reimbursements.  Included in the Accounts Payable account is $71,914 representing outstanding fees and reimbursements.

A company controlled by management of the Company provides accounting and administrative services to the Company.  During the three months Second Fiscal Quarter period ended June 30, 2010 the Company incurred $8,500 ($6,000 for same period in 2009) for such accounting and administrative services, and $2,076 ($2,144 for the same period in 2009) in expense reimbursements.  During the three months First Fiscal Quarter period ended March 31, 2010, the Company incurred $2,036 ($1,721 for same period in 2009) in expense reimbursements.  Included in the Account Payable accounts is $101,173 representing outstanding fees and reimbursements.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2010, the Company had a working capital deficit of $6,652,832 (2009: $5,717,691).  The moving of the Preferred Share amount from Equity to the current Liability designation has contributed to this deficit.  The Company had negative cash flow from operations during the six months Year-to-date Quarter period ended June 30, 2010 of $507,763.  The diminishing revenue has been sufficient to provide the necessary funds for marketing, for continued development of the Company's products but not adequate to fund payment of the Company's dividend obligations on outstanding preference shares.  The Company negotiated a restructuring and reduction of certain amounts owed to two of its largest creditors and to a best effort deferred payment plan on these obligations.  One of the Notes Payable creditors completed their bankruptcy with total liquidation. Despite the Company’s efforts with the Receiver they ended up with a judgment against the Company.  To date, no further correspondence has been received.  Due to the operating losses of the past years, the Company’s continuance as a “going concern” is dependent upon its ability to obtain adequate financing and to reach profitable levels of operation.  It is not possible to predict whether financing efforts will be successful or if the Company will attain profitable levels of operations in its current business activities.

CAPITAL FINANCING

There were no capital financings during the period.  All operations and expenses were funded by the cash flow generated by revenues and accounts payable.

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SUMMARY OF QUARTERLY RESULTS

Quarter Ended	Revenue	Net Profit (Loss)before Extraordinary Items	Net Profit (Loss)	Net Loss Per Share

June 30, 2007, 6 months	$26,760	$(151,273)	$(151,273	$(0.002)
September 30, 2007, 9 months	$50,095	$(204,541)	$(204,541)	$(0.002)
December 31, 2007, 12 months	$63,870	$(612,006)	$(612,006)	$(0.007)
March 31, 2008, 3 months	$13,365	$(77,085)	$(77,085)	$(0.001)
June 30, 2008, 6 months	$27,085	$(142,859)	$(142,859)	$(0.002)
September 30, 2008, 9 months	$40,295	$(214,840)	$(214,840)	$(0.003)
December 31, 2008, 12 months	$55,160	$(583,714)	$(583,714)	$(0.01)
March 31, 2009, 3 months	$14,020	$(43,626)	$(43,626)	$(0.001)
June 30, 2009, 6 months	$29,790	$(111,435)	$(111,435	$(0.002)
September 30, 2009, 9 months	$43,730	$(191,934)	$(191,934)	$(0.002)
December 31, 2009, 12 months	$59,387	$(518,023)	$(518,023)	$(0.006)
March 31, 2010, 3 months	$13,365	$(77,085)	$(77,085)	$(0.0009)
June 30, 2010, 6 months	$21,900	$(296,474)	$(296,474)	$(0.0034)

CHANGES IN ACCOUNTING POLICIES

On January 1, 2007, CCL adopted the CICA Handbook Sections:

#1530 – Comprehensive Income

#3251 – Equity

#3855 – Financial Instruments – Recognition and Measurement

#3861 – Financial Instruments – Disclosure and Presentation

#3865 – Hedges.

Section 1530 establishes standards for reporting and presenting comprehensive income, which is defined as the change in equity from transactions and other events form   non-owner sources.  Other comprehensive income refers to items recognized in comprehensive income that are excluded from net income calculated in accordance with Canadian generally accepted accounting principles.

Section 3855 prescribes when a financial asset, liability or non-financial derivative is to be recognized on the balance sheet and at what amount, requiring fair value or cost-based measures under difference circumstances.  Financial instruments must be classified into one of these five categories:

- Held for trading

- Held to maturity

- Loans and receivables

- Available for sale financial assets

-Other financial liabilities

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All financial instruments, including derivatives, are measured in the balance sheet at fair value, except for loans and receivables, held to maturity investments and other financial liabilities, which are measured at amortized cost.  Subsequent measurement and changes in fair value will depend on their initial classification, as follows:

- Held for trading financial assets are measured at fair value, and changes in fair value are recognized in net earnings;

- available for sale financial instruments are measured at fair value, with changes in fair value recorded in other comprehensive income until the investment is derecognized or impaired at which time the amounts would be recorded in net earnings.

Under adoption of these new standards, CCL designated its accounts receivable as loans and receivable, and accounts payable and accrued liabilities as other financial liabilities, which are measured at amortized cost.

Section 3861 establishes standards for presentation of financial instruments and non-financial derivatives and identifies the information that should be disclosed about them.  Under the new standards, policies followed for periods prior to the effective date generally are not reversed and, therefore, the comparative figures have not been restated.

Section 3865 describes when and how hedge accounting can be applied as well as the disclosure requirements.  Hedge accounting enables the recording of gains, losses, revenue and expenses form derivative financial instruments in the same period as for those related to the hedged item.

The adoption of these Handbook Sections had no impact on opening deficit.

On June 1, 2007 the Emerging Issues Committee of the CICA issued Abstract No. 166, Accounting Policy Choice for Transaction Costs (“EIC-166”).  This EIC address the accounting policy choice of expensing or adding transaction costs related to the acquisition of financial assets and financial liabilities that are classification as other than held for tranding.  Specifically, it requires that the same accounting policy choice be applied to all similar financial instruments classified as other than held for trading, but permits a different policy choice for financial instruments that are not similar.  The Company has adopted EIC-166 effective December 31, 2007, and requires retroactive application to all transaction costs accounted for in accordance with CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement.  The Company has evaluated the impact of EIC-166 and determined that no adjustments are currently required.

In July 2006, the Accounting Standards Board (“AcSB”) issued a replacement of The Canadian Institute of Chartered Accountants’ Handbook (“CICA Handbook”) Section 1506, Accounting Changes.  The new standard allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information, requires changes in accounting policy to be applied retrospectively, unless doing so is impracticable, requires prior period errors to be corrected retrospectively and calls for enhanced disclosures about the effects of changes in accounting policies, estimates and errors on the financial statements.  The adoption of Section 1506 did not have a material impact on the 2007 financial statements.

Capital Disclosures and Financial Instruments – Disclosures and Presentation

On December 1, 2006, the CICA issued three new accounting standards:

- Section 1535, Capital Disclosures

- Section 3862,  Financial Instruments – Disclosures

- Section 3863, Financial Instruments – Presentation

These standards are effective for interim and annual financial statements for the Company’s reporting period beginning on December 1, 2007.

Section 1535 specifies the disclosure of:

i)   an entity’s objectives, policies and processes for managing capital

ii)  quantitative data about what the entity regards as capital

iii)  whether the entity has complied with any capital requirements; and

iv)  if it has not complied, the consequences of such non-compliance

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The new Sections 3862 and 3863 replace Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements.  These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.

Financial Statement Concepts

Effective January 1, 2009 the Company adopted the amendments to the guidelines of CICA Handbook Section 1000. It has been amended to focus on the capitalization of costs that meet the definition of an asset and de-emphasizes the matching principle.  The revised requirements are effective for annual and interim financial statements relating to fiscal years beginning on or after October 1, 2008.  Accordingly, the Company adopted the new standards for the fiscal year beginning January 1, 2009.

Goodwill and Intangible Assets

The Canadian Accounting Standards Board (“AcSB”) issued CICA Handbook Section 3064 which replaces Section 3062, “Goodwill and Other Intangible Assets”, and also replaces Section 3450, “Research and Development Costs”.  Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets.  The Standards in Section 3062 remain unchanged.  The Section 3064 applies to annual and interim financial statements relating to fiscal years beginning on or after October 1, 2008.  Accordingly, the Company adopted the new standards for the fiscal year beginning January 1, 2009

The Company is currently assessing the impact of these new accounting standards on its financial statements.

International Financial Reporting Standards (“IFRS”)

In 2006, AcSB published a new strategic plan that will significantly affect financial reporting requirements for all reporting Companies, including this Company.  The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period.  In February, 2008, the AcSB announced that the year 2011 is the changeover year for publicly-listed companies to use IFRS, replacing Canadian GAAP.  The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 20011.  The transition date of January 1, 2011 will require the restatement of comparative purposes of amounts reported by the Company for the year ended December 31, 2011.  While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

The Company is currently assessing the impact of these new accounting standards on its financial statements.

FINANCIAL INSTRUMENTS

To date, with the exception of Accounts Receivable, Payables and Notes Payable, the Company did not make use of any financial or other instrument for any other purpose.  Therefore, the Company is not exposed to the risks associated with such instruments. With the exception of the Balance Sheet classifications of Accounts Receivable, Payables and Notes Payable, there is no financial statement classification that includes such instruments. With the exception of Interest expenses, there is no income, expense, gain or loss associated with such instruments recorded anywhere in the Company’s financial records nor included in the Company’s financial statements.

The Company has not engaged, nor does it engage, in any off-balance sheet arrangements such as: obligations under guarantee contracts, a retained or contingent interest in assets transferred to an unconsolidated entity, any obligation under derivative instruments or any obligation under a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the Company or that engages in leasing, hedging or research and development services with the Company.

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OUTSTANDING SHARE DATA

a)

COMMON SHARES

	COMMON SHARES	VALUE

Balance, December 31, 2009	87,467,288	874,673
Issuance during the period	0	0

Balance, June 30, 2010	87,467,288	874,673
Balance, July 15, 2010	87,467,288	874,673

b)

OPTIONS

For the six month year-to-date period Quarter ended June 30, 2010, the Company did not issue any securities.

By agreements dated April 6, 2007, the Company granted 6,950,000 stock options to directors, officers and consultants of the Company entitling the holders thereof the right to purchase one common share of the Company for each option held at $0.25 per share.  The stock options vested on the grant date of April 6, 2007 and expire on April 6, 2012

BOARD OF DIRECTORS

As of June 30, 2010, and as at the date of this Document, the following are the Members of the Board of Directors:

Deborah Fortescue-Merrin Anthony Clements Anastasia Kostoff-Mann

THE OFFICERS

As of June 30, 2010, and as at the date of this Document, the following are the Company Officers:

Deborah Fortescue-Merrin William R. Storie	- President - Secretary

SUBSEQUENT EVENTS

During the six months period ended, June 30, 2010, JALUX, one of the Company’s Sky Play clients, substantially reduced its fleet of older airplanes in which the Sky Play® amusement games are installed.  This has been a result of its re-organization under the Japanese Bankruptcy regulations.  As such, future revenues will be substantially reduced.

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